Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement of Cottonwood Communities, Inc. on Form S-11 (File No. 333-215272) of our report dated August 1, 2019, with respect to the historical summary of statements of revenues and certain expenses of Cottonwood West Palm for the year ended December 31, 2018 included in the Current Report on Form 8-K/A filed with the SEC on August 1, 2019, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ WSRP, LLC

Salt Lake City, Utah

October 9, 2019